Exhibit 5

[Letterhead of Leggett & Platt, Incorporated]

May 16, 2025

Leggett & Platt, Incorporated

1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

I am the Executive Vice President – General Counsel of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), to register 5,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) and Stock Units convertible into Shares to be offered or sold pursuant to the Company’s Flexible Stock Plan, as amended and restated, effective as of May 7, 2025 (the “Plan”).

In connection with the preparation of the Registration Statement, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary or appropriate for the purposes of the opinion expressed herein. I have assumed for purposes of this opinion the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing and in reliance thereon and upon my review of applicable statutes and case law, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Stock Units shall have been granted and the Shares shall have been issued and fully paid for in accordance with the terms of the Plan, then the (i) Stock Units will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, or general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity, and to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy, and (ii) Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such state and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such state, as to which I express no opinion), and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I consent to the use of my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of such opinion in any applicable prospectus. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Shares and Stock Units.

/s/ Jennifer J. Davis
Jennifer J. Davis
Executive Vice President – General Counsel